Exhibit 10.1

CORECIVIC, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

1. Purpose. CoreCivic, Inc. (the “Company”) has adopted this Amended and Restated Executive Severance and Change in Control Plan (this “Plan”) as a means to provide payment of severance benefits to Covered Executives whose employment with the Company and/or any of its Affiliates or Subsidiaries (the “Company Group”) is terminated for reasons described in this Plan at any time on or after the Effective Date.

2. Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

(a) “Administrator” shall mean the Board or a committee thereof designated by the Board; provided, however, that the Administrator may in its sole discretion appoint a new Administrator to administer the Plan at any time.

(b) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

(c) “Annual Cash Bonus” shall mean a Covered Executive’s target annual cash bonus amount at the amount in effect on the Date of Termination (disregarding any decrease in such target annual cash bonus amount that constitutes a Good Reason event).

(d) “Base Salary” shall mean a Covered Executive’s annual base salary at the rate in effect on the Date of Termination (disregarding any decrease in such annual base salary that constitutes a Good Reason event).

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Cause” shall mean: (i) the death of the Covered Executive; (ii) the permanent disability of the Covered Executive, which shall be defined as the inability of the Covered Executive, as a result of physical or mental illness or incapacity, to substantially perform the Covered Executive’s duties pursuant to this Agreement for a period of one hundred eighty (180) days during any twelve (12) month period; (iii) the Covered Executive’s conviction of a felony or of a crime involving dishonesty or moral turpitude, including, without limitation, any act or crime involving misappropriation or embezzlement of assets or funds of any member of the Company Group; (iv) willful or material wrongdoing by the Covered Executive, including, but not limited to, acts of dishonesty or fraud, which could be expected to have a materially adverse effect, monetarily or otherwise, on the Company Group, individually or collectively, as determined by the Board; (v) material breach by the Covered Executive of any fiduciary duty to the Company, its stockholders or any other member of the Company Group; (vi) material violation of a policy or procedure of any member of the Company Group or any written agreement with any member of the Company Group, including but not limited to, the Company’s Code of Ethics; or (vii) the Covered Executive’s intentional violation of any applicable local, state or federal law or regulation affecting any member of the Company Group in any material respect, as determined by the Company and the Board. Notwithstanding the foregoing, to the extent that any of the events, actions or breaches set forth in subsections (v) or (vi) above are able to be remedied or cured by the Covered Executive in the sole discretion of the Board, Cause shall not be deemed to exist (and thus the Company may not terminate the Covered Executive for Cause hereunder) unless the Covered Executive fails to remedy or cure such event, action or breach within twenty (20) days after being given written notice by the Company of such event, action or breach; provided however that the Covered Executive shall not be entitled to any subsequent cure period for any repeated event, action or breach.

(g) “Change in Control” shall mean “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

(h) “Change in Control Period” shall mean the eighteen (18) month period immediately following a Change in Control.

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(j) “Confidentiality Agreement” shall mean the Company’s standard Confidentiality, Intellectual Property Rights and Non-Competition Restrictive Covenants Agreement or any similar successor document.

(k) “Covered Executive” shall mean each employee of the Company at the executive vice president level as listed on Appendix A.

(l) “Date of Termination” shall mean the date that a Covered Executive’s employment with the Company ends.

(m) “Effective Date” shall mean July 25, 2025.

(n) “ERISA” shall mean U.S. Employee Retirement Income Security Act of 1974, as amended.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(p) “Good Reason” shall mean (i) a material reduction in the duties, powers or authority of the Covered Executive as an officer or employee of the Company or (ii) the relocation of the Company’s headquarters to a location more than thirty (30) miles outside of the Brentwood, Tennessee metropolitan area, in either case, without the Covered Executive’s consent. A termination shall be due to Good Reason only if (A) the Covered Executive notifies the Company of the existence of the condition that otherwise constitutes Good Reason within thirty (30) days of the initial existence of the condition and (B) the applicable member of the Company Group fails to remedy the condition within thirty (30) days following its receipt of the Covered Executive’s notice of the condition constituting Good Reason (the “Cure Period”) and the Covered Executive terminates employment with the Company due to the condition within thirty (30) days of the expiration of the Cure Period.

(q) “Participation Agreement” means the individual agreement provided by the Company to a Covered Executive designating the Covered Executive as such for purposes of the Plan; provided, however, that, after a Participation Agreement has been entered into between a Covered Executive and the Company, it may be modified only by a supplemental written agreement executed by both the Covered Executive and the Company. The Form of Participation Agreement is attached hereto as Exhibit A.

(r) “Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(s) “Severance Amount” means an amount equal to the Covered Executive’s Base Salary plus Annual Cash Bonus.

(t) “Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain.

3. Coverage. Notwithstanding anything to the contrary herein, if a Covered Executive is party to an employment or letter agreement with the Company or any of its subsidiaries (collectively, an “Employment Agreement”) that provides for severance upon a termination of employment, then the terms and conditions, including the payments and benefits under such Employment Agreement, shall supersede this Plan unless the terms conditions, including the payments and benefits under such Employment Agreement are expressly waived. For the avoidance of doubt, in no event shall there be a duplication of payments or benefits under this Plan and any Employment Agreement. For the avoidance of doubt, any Person who is classified by the Company as an independent contractor or third-party employee is not a Covered Executive and is not eligible for severance benefits under this Plan even if such classification is modified retroactively.

4. Severance Benefits.

(a) Termination Without Cause or Covered Executive’s Resignation for Good Reason Outside of the Change in Control Period. In the event a Covered Executive’s employment with the Company is terminated by the Company without Cause or the Covered Executive resigns for Good Reason outside of the Change in Control Period, subject to Section 4(d) below and continued compliance with respect to any obligations referenced therein, the applicable member of the Company Group shall pay salary continuation payments (1) in the case of the chief executive officer of the Company, 2.0 times the Covered Executive’s Severance Amount for the twelve month period immediately following the Covered Executive’s Date of Termination or (2) in the case of all other Covered Executives of the company, the Covered Executive’s Severance Amount for the twelve month period immediately following the Covered Executive’s Date of Termination (in the case of (1) or (2) such period being the “Severance Period”).

(b) Termination Without Cause or Covered Executive’s Resignation for Good Reason Within the Change in Control Period. The provisions of this Section 4(b) shall apply in lieu of, and expressly supersede, the provisions of Section 4(a) in the event a Covered Executive’s employment with the Company is terminated by the Company without Cause or the Covered Executive resigns for Good Reason within the Change in Control Period. In the event a Covered Executive’s employment with the Company is terminated by the Company without Cause or the Covered Executive resigns for Good Reason within the Change in Control Period, subject to Section 4(d) below and continued compliance with respect to any obligation referenced therein, the applicable member of the Company Group shall pay:

(i) Cash Severance. A lump sum cash payment equal to (1) in the case of the chief executive officer of the Company, 2.5 times the Covered Executive’s Severance Amount or (2) in the case of all other Covered Executives of the Company, 1.5 times the Covered Executive’s Severance Amount; and

(ii) Health Continuation. If the Covered Executive was participating in any Company’s Group’s hospitalization, health, dental care, and life and other insurance plans immediately prior to the Date of Termination, then the Company shall pay the Covered Executive a monthly cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide such benefits to the Covered Executive (and the Covered Executive’s eligible dependents) if the Covered Executive had remained employed by the Company until the earlier of: (i) the last day of the twelve (12) month period following the Covered Executive’s Date of Termination and (ii) the date the Covered Executive becomes eligible for health benefits through another employer or otherwise become ineligible for COBRA.

This Section 4(b) shall terminate and be of no further force or effect after the conclusion of such Change in Control Period.

(c) Payment Timing. Amounts payable under Section 4(a) above shall be paid in substantially equal installments over the applicable Severance Period in accordance with the applicable member of the Company Group’s payroll practice commencing within the sixty (60) day period following the Date of Termination, and amounts payable under Sections 4(b)(i) and 4(b)(ii) shall be paid out in a lump sum or commence payment, as applicable, within sixty (60) days after the Date of Termination; provided, however, that in each case if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid or commence to be paid in the second calendar year by the last day of such sixty (60) day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

(d) Conditions. Any payments or benefits made or provided pursuant to this Section 4 shall be payable if and only if (i) the Covered Executive has executed and delivered to the Company an agreement that includes a general release of claims in favor of the Company Group, confidentiality and a reaffirmation of restrictive covenants, in substantially the form attached hereto as Exhibit B (the “General Release”) and the General Release becoming irrevocable within the time period set forth therein and in no event later than sixty (60) days after the Date of Termination, (ii) the Covered Executive has not breached and does not breach the provisions of the General Release and (iii) the Covered Executive continues to comply with the terms of and has not breached the provisions of the Confidentiality Agreement. In no event shall cash severance payments received pursuant to this Section 4 hereof be reduced as a result of the receipt by the Covered Executive of compensation or benefits from a subsequent employer during the period during which severance payments are being made under this Section 4 above, as applicable.

5. Additional Limitation.

(a) Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Compensatory Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, (or any successor provision), then the Compensatory Payments shall be reduced so that the sum of all of the Compensatory Payments shall be one dollar ($1.00) less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code (or any successor provision); provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Compensatory Payments were not subject to such reduction. In such event, the Compensatory Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Compensatory Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Compensatory Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-l, Q&A-24(b) or (c).

(b) For purposes of this Section 6, the “After Tax Amount” means the amount of the Compensatory Payments less all federal, state, and local income, excise and employment taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Compensatory Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Compensatory Payments shall be made pursuant to Section 5(a) shall be made by an accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Covered Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

6. Section 409A.

(a) Notwithstanding anything to the contrary in this Plan, if the Company determines in accordance with its “specified employee” procedures (i) that on the date Covered Executive’s termination of employment with the Company or at such other time that the Company determines to be relevant, the Covered Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Covered Executive pursuant to this Plan constitute “deferred compensation” (as defined under Treasury Regulation 1.409A01(b)(1)), after giving effect to available exemptions under Section 409A of the Code; then such payments shall be delayed until the date that is six months after the date of Covered Executive’s termination of employment with the Company, or, if earlier, the Covered Executive’s death (the “Payment Delay Period”). Any payments delayed pursuant to this Section 6(a) shall be made in a lump sum on the first day of the seventh month following the Covered Executive’s termination of employment or, if earlier, the Covered Executive’s death.

(b) It is intended that this Plan will satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Furthermore, it is intended that to the extent the Plan is not exempt from Section 409A of the Code this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so as not to be part of this Plan or in compliance with Section 409A of the Code so that all payments hereunder are either exempt or comply with Section 409A of the Code. Each installment of the payments provided for pursuant to this Plan is intended to constitute a separate payment for purposes of applying Section 409A, any exemptions thereto and Treasury Regulation Section 1.409A-2(b)(2).

(c) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service” and for purposes of any such provision of this Plan, references to a “separation,” “termination,” “termination of employment,” or like terms shall mean the Covered Executive’s “separation from service.” The determination of whether and when a “separation from service” has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other Person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Withholding. All payments made by the Company to a Covered Executive under this Plan shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

8. No Mitigation. If a Covered Executive becomes eligible for the payments and benefits set forth in Section 4 herein, the Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by any member of the Company Group pursuant to this Plan. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Covered Executive as the result of employment by another employer.

9. Plan Administration. The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limitation, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the Plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all Persons and be given the maximum possible deference allowed by law.

The Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be conclusive, binding on any Covered Executive, the Covered Executive’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability and be given the maximum possible deference allowed by law. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(a) construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;

(b) determine which individuals are and are not Covered Executives, determine the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(c) adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder;

(d) make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;

(e) decide all disputes arising in connection with the Plan; and

(f) otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be conclusive and binding on all Persons, including the Company and Covered Executives.

10. Claims and Appeals.

(a) Claims Procedure. Any Covered Executive or other individual who believes such Covered Executive or other individual is entitled to any payment under the Plan may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of the claimant benefits under the Plan or (ii) the date the claimant learned that such individual will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

(b) Appeal Procedure. If the claimant’s claim is denied, the claimant (or the claimant’s authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

11. Indemnification. To the extent permitted by law, all officers, directors, agents and representatives of the Company Group shall be indemnified by the Company Group and held harmless against any claims and the expenses of defending against such claims resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Board or a committee thereof or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

12. Nature of the Plan; Source of Funds. The Plan shall cover certain employees of the Company Group who are members of a “select group” of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and is intended to be a “top-hat plan” exempt from certain requirements of ERISA. The Company shall have the authority to take any and all actions necessary or desirable in order for the Plan to maintain its status as a “top-hat plan” and to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for employees who are members of a select group of management or highly compensated employees. This Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund and the Plan will have no assets. All payments under the Plan will be paid from the general funds of the Company Group. No right of any Covered Executive to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company Group.

13. Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company Group providing for clawback or recovery of amounts that were paid to the Covered Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

14. Plan Not an Employment Contract. This Plan is not a contract between any member of the Company Group and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company Group, or to interfere with the right of any member of the Company Group to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.

15. Enforceability. If any portion or provision of this Plan (including, without limitation, any portion or provision of any Section of this Plan) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

16. Non-Assignability by Covered Executive; Assignability by Company. No right or interest of any Covered Executive in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy. In the event that the Covered Executive becomes eligible for the payments and benefits set forth in Section 4 herein and subsequently dies prior to the completion by the applicable member of the Company Group of all payments due to such Covered Executive under this Plan, the applicable member of the Company Group shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company Group prior to the Covered Executive’s death (or to the Covered Executive’s estate, if the Covered Executive fails to make such designation). The Company may assign or otherwise transfer this Plan to any other Person without any Covered Executive’s consent.

17. Amendment or Termination. The Board may amend, modify or terminate the Plan at any time in its sole discretion; provided, however, that no such amendment, modification or termination shall adversely affect the rights of any Covered Executive without the consent of such individual.

18. Governing Law. This Plan and the rights of all Persons under this Plan shall be construed in accordance with and under applicable provisions of the laws of the State of Tennessee (without regard to conflict of laws provisions).

19. Headings. The headings of sections in this Plan are provided for convenience only and will not affect its construction or interpretation.

20. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Plan to the same extent that the Company would be required to perform it if no succession had taken place.

APPENDIX A

List of Covered Executives.

Damon T. Hininger

Patrick D. Swindle

David M. Garfinkle

Lucibeth N. Mayberry

Anthony L. Grande

Daren M. Swenson

Cole G. Carter

EXHIBIT A

FORM OF

CORECIVIC, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

PARTICIPATION AGREEMENT

[Name of Covered Executive]

c/o CoreCivic, Inc.

5501 Virginia Way

Brentwood, Tennessee

Dear:

Reference is hereby made to the CoreCivic, Inc. Amended and Restated Executive Severance and Change in Control Plan (the “Plan”). A copy of the Plan document is attached to this Participation Agreement. The capitalized terms and phrases used but not defined in this Participation Agreement have the meanings ascribed to them in the Plan document.

The purpose of this Notice of Participation is to inform you that effective as of [INSERT DATE], subject to the terms of the Plan, you are hereby eligible to participate in the Plan as a Covered Executive.

Your signature below also confirms your agreement that, effective immediately upon your signing below, you are permanently waiving and forfeiting any and all severance benefits under the CoreCivic, Inc. Executive Severance and Change in Control Plan or any prior employment agreement or offer letter with the Company. This includes all cash and non-cash benefits.

Sincerely,

CORECIVIC, INC.

By:

Name:

Title:

ACCEPTED AND AGREED:

[Name of Participant]

Date:

EXHIBIT B

GENERAL RELEASE

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims (the “Waiver and Release of Claims”) is made and entered into between CoreCivic, Inc., a Maryland corporation (the “Company”), and ___________ (the “Executive” and together with the Company, the “Parties”);

WHEREAS, the Executive’s employment with the Company has been terminated effective _________; and

WHEREAS, the Executive and the Company are party to that certain Confidentiality, Intellectual Property and Non-Competition Restrictive Covenants Agreement dated as of [DATE] (the “Confidentiality Agreement”);

WHEREAS, the Executive is a Covered Executive under the Company’s Amended and Restated Executive Severance and Change in Control Plan (the “Plan”), which provides for certain termination payments and benefits in connection with such termination, upon the terms set forth in the Plan.

NOW, THEREFORE, the Parties agree as follows:

1. General Release. In consideration of the payments and benefits to be made under the Plan, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), any penalties, taxes or interest assessed under Section 409A of the Code and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”) , the Tennessee Human Rights Act, the Tennessee Disability Act, and the Tennessee Public Protection Act.

2. Scope and Limitations of Waiver and Release of Claims. Nothing in this Waiver and Release of Claims is intended to waive:

(a) claims for unemployment or workers’ compensation benefits,

(b) rights of the Executive under this Waiver and Release of Claims and to severance payments and benefits under Section 4 of the Plan;

(c) rights of the Executive relating to equity awards held by the Executive as of the Executive’s date of termination;

(d) the right of the Executive to receive benefits required to be paid in accordance with applicable law;

(e) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or charter of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(f) claims (i) for accrued or vested benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable policy of the Company;

(g) claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the Company;

(h) rights of the Executive to challenge the validity of this Waiver and Release of Claims under the ADEA or the OWBPA; or

(i) rights of the Executive to file a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, although by signing this Waiver and Release of Claims Executive is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

3. No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

4. Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

5. Specific Waiver. The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive under applicable law.

6. Acknowledgement. Executive acknowledges (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in the Plan; (ii) Executive has reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of Executive’s or a family member’s health condition and Executive has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Executive has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Company Released Parties; and (v) Executive has reported any pending judicial or administrative complaints, claims, or actions filed against the Company or any other Company Released Parties.

7. Continued Effectiveness of Restrictive Covenants. Executive acknowledges that Executive has made certain commitments with respect to confidentiality, non-disclosure of information, non-competition, non-solicitation, and assignment of intellectual property, as set forth in the Confidentiality Agreement (the “Restrictive Covenants”). Executive acknowledges that during Executive’s employment with the Company, Executive has received Confidential and Proprietary Information (as defined in the Confidentiality Agreement). In entering this Waiver and Release of Claims, Executive acknowledges the validity, continued effectiveness and enforceability of the Restrictive Covenants, and expressly reaffirms Executive’s commitment to abide by the Restrictive Covenants.

8. Voluntariness. The Executive acknowledges and agrees that the Executive is relying solely upon the Executive’s own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of the Executive’s own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that the Executive believes is satisfactory and adequate. In accordance with the Older Workers Benefit Protection Act of 1990, the Executive also acknowledges and agrees that the Executive has been informed of the Executive’s right to consult with legal counsel prior to executing this Waiver and Release of Claims and has been encouraged to do so.

9. Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims with the exception of any stock based compensation agreement and/or any prior agreements Employee entered into with the Company regarding confidentiality, trade secrets, or unfair competition. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10. Cooperation. Subject to the terms of Paragraph 2, Executive agrees to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of Executive. Without limiting the foregoing, Executive agrees (i) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law.

11. Acceptance and Revocability. In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that the Executive has been given a period of [21 days] [45 days]1 within which to consider this Waiver and Release of Claims before executing it. The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to [______] at the Employer. The Executive further acknowledges that the Executive has been given at least seven (7) days following the execution of this Waiver and Release of Claims to revoke this Waiver and Release of Claims and that this Waiver and Release of Claims shall not become effective or enforceable until the expiration of such revocation period. The Executive may revoke the Executive’s acceptance of this Waiver and Release of Claims at any time within that seven calendar day period by sending written notice to [______] at the Employer. Such notice must be received by the Employer within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes. [Attached hereto as Exhibit A is an OWBPA exhibit providing details of the group termination impacting Covered Executive, including positions and ages of all employees in the decisional unit selected for the group termination and those not selected.]

12. Governing Law. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee without giving effect to the conflicts of law principles thereof.

Executive:

Date:

[1]	Applicable release consideration period to be inserted at the time of termination.